Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES INVENTORY CHARGE

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced that after a thorough review of its accounting for inventory, it expects to take a charge due to excess and obsolescence (“E&O”), and wafer yield loss. Management has determined that fiscal 2017 year-end inventory, net of reserves, should be approximately $2.7 million. The E&O charge cannot be taken in the fourth quarter of fiscal 2017 due to (1) management’s belief that there was no specific event in the quarter that caused the change in estimates; (2) an inability of management to affirm proper inventory calculations for the past two fiscal years, including an apparent failure to perform an E&O assessment or incorporate a wafer yield loss adjustment. Management is working on allocating the E&O charge to the specific reporting periods.

Due to the E&O assessment the Company is conducting, it may be discovered that previous balance sheets did not properly reflect an accurate level of inventory under General Accepted Accounting Principles (“GAAP”), or that income statements did not properly include accurate period related inventory charges in cost of goods sold. No adjustments are expected to sales, or cash and securities.

Management can provide the following information regarding Q4 and fiscal 2017:

➢	Sales of approximately $7.4 million in fiscal 2017 versus approximately $8.4 million in fiscal 2016.
➢	Sales in the fourth quarter of fiscal 2017 were approximately $1.6 million versus approximately $1.9 million in the prior year period. The decline was due to an expected delay in some shipments at fiscal year-end 2017 due to extended qualification testing.
➢	Backlog at the end of fiscal 2017 increased by 43% to approximately $8.4 million from approximately $5.8 million at the end of fiscal 2016.

CEO Tim Eriksen stated, “We thoroughly evaluated our inventory on a line by line basis and determined that an increase to reserves was necessary primarily due to our wafer fab having produced more of certain wafers than we currently expect to use over the next three years. The increase in inventory reserves adjusts inventory levels in line with management’s current projections regarding usage of those specific wafers. Our analysis concluded that the excess production has been an ongoing issue and impacted prior period results; therefore, under GAAP we cannot take the charge in Q4 due to the matching principle – the charge has to be taken in the period where the error, or errors, occurred, not when discovered.”

At this time, the Company does not believe that future results will be materially affected by the E&O inventory reserve adjustments. Under Solitron’s accounting procedures, if the Company were to sell a fully reserved item, the reserve is removed, resulting in the original cost of the item being run through cost of goods sold.

Backlog

Bookings in the fourth quarter of fiscal 2017 were approximately $5.3 million versus $4.4 million in the prior year quarter. Backlog as of the end of the 2017 fiscal year increased to approximately $8.4 million versus approximately $5.8 million at the end of fiscal 2016, an increase of 43%.

CEO Tim Eriksen noted, “Despite the need for the inventory adjustment, it is exciting to see the changes we are making at Solitron and the progress our team is making. Last July, the Company hired Mark Matson as Chief Operating Officer. Mark immediately set out to improve relationships with our customers, increase our backlog and sales, transform our culture, and improve operating efficiencies. In order to increase backlog and sales it was vital that we hired the right VP of Sales. We were thrilled when Jack Worthen rejoined the Company as VP of Sales and we are pleased with our increased backlog and sales. We have also seen substantial improvement in customer relationships and we expect further improvement in the future.”

Comments on Q1 2018

While the Company does not intend to regularly provide future quarterly guidance, we shipped $3.0 million of net sales in the May 31, 2017 fiscal quarter as compared with approximately $1.8 million of net sales in the first quarter of fiscal 2017.

Bookings in the first quarter of fiscal 2018 are expected to be approximately $1.2 million as compared to approximately $0.5 million in the prior year period.

NOL or Tax Benefit Preservation Plan

Subsequent to the fiscal 2017 year-end, the Board of Directors adopted a Net Operating Loss (“NOL”) or Tax Benefit Preservation Plan (“NOL Plan”), in order to preserve the tax benefits associated with Solitron’s net operating loss carryforwards. Solitron intends to seek stockholder approval of the NOL Plan at its 2017 annual meeting of stockholders. As of February 28, 2017, Solitron had net operating losses for United States federal income tax purposes totaling approximately $10 million.

Pursuant to U.S. federal income tax rules, Solitron’s use of those net operating losses to offset future taxable income could be substantially limited if Solitron experiences an “ownership change” as contemplated in Section 382 of the Internal Revenue Code.  In general, an “ownership change” occurs under Section 382 if a stockholder or group of stockholders that is deemed to own more than five percent (5.0%) of a company’s common stock increases its ownership percentage by more than 50 percentage points over its lowest ownership percentage during a rolling three-year period.

If any person or group acquires 4.99 percent or more of the outstanding shares of common stock (subject to certain exceptions), there would be a triggering event under the NOL Plan resulting in significant dilution in the ownership interest of such person or group in Solitron stock. The dilution would result from all other common stockholders being entitled to purchase additional shares of common stock at a substantial discount.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding potential adjustments to the Company’s financial statements and the potential impact of any such adjustments on the Company’s previously reported results of operations. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) our ability to conclude our E&O assessment and allocate the E&O charge to the specific reporting periods on a prompt basis, (2) our ability to restate the financial statements for any applicable periods, if necessary, (3) our ability to properly account for inventory in the future, (4) our ability to protect the Company’s net operating losses and tax benefits, (5) changes in our stock price, corporate or other market conditions; (6) the loss of, or reduction of business from, substantial clients; (7) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (8) changes in government policy or economic conditions; (9) increased competition; (10) the uncertainty of current economic conditions, domestically and globally; and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.